UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2011

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 12, 2011, Cardinal Health, Inc. (the “Company”), certain lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. as Syndication Agents, Barclays Bank PLC and Deutsche Bank Securities Inc. as Documentation Agents, and J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Book Managers, entered into an unsecured Five-Year Credit Agreement (the “Credit Agreement”). Under the Credit Agreement, the lenders party to the agreement will provide the Company with revolving credit in an amount not to exceed $1.5 billion. This revolving credit facility backs the Company’s existing $1.5 billion commercial paper program and may be used for general corporate purposes. The term of the revolving credit facility is five years from the date of the Credit Agreement. In the Credit Agreement, the Company has agreed to customary covenants for agreements of this type, including that the Company maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4-to-1 and a consolidated leverage ratio of no more than 3.25-to-1. As of March 31, 2011, the Company was in compliance with these financial covenants.

The Credit Agreement contains customary events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the revolving credit facility, including (i) payment defaults by the Company on other indebtedness having an aggregate principal amount of more than $100 million, (ii) non-payment defaults by the Company on other indebtedness having an aggregate principal amount of more than $100 million the effect of which is to cause such indebtedness to become due or to be prepaid prior to its stated maturity, (iii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount of more than $100 million, and (iv) any change in control of the Company.

The Credit Agreement is filed as Exhibit 10.1 to this report, and the foregoing description is qualified by reference to the full text of the agreement set forth in the exhibit.

From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wachovia Bank, National Association, Goldman, Sachs & Co. and SunTrust Robinson Humphrey, Inc. or their affiliates serve as dealers under the Company’s commercial paper program. In addition, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, N.A., The Bank of Nova Scotia, and Credit Agricole Corporate and Investment Bank New York Branch or their affiliates participate as purchasers and managing agents under the Company’s committed receivables sales facility.

Item 1.02	Termination of a Material Definitive Agreement

On May 12, 2011, the Company terminated its Five-Year Credit Agreement, dated as of January 24, 2007, as amended, among the Company, certain lenders, Bank of America, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC as Syndication Agents, Morgan Stanley Bank and Deutsche Bank Securities Inc. as Documentation Agents, and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Barclays Capital as Joint Lead Arrangers and Book Managers. This facility provided $1.5 billion of revolving credit to the Company, and the Credit Agreement described under Item 1.01 above replaced the terminated Five-Year Credit Agreement. There were no penalties incurred by the Company as a result of the termination.

From time to time, the financial institutions party to the Five-Year Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wachovia Bank, National Association, Goldman, Sachs & Co. and SunTrust Robinson Humphrey, Inc. or their affiliates serve as dealers under the Company’s commercial paper program. In addition, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, N.A., The Bank of Nova Scotia and The Royal Bank of Scotland or their affiliates participate as purchasers and managing agents under the Company’s committed receivables sales facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 of Form 8-K is set forth in Item 1.01 “Entry into a Material Definitive Agreement” above, the contents of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Five-Year Credit Agreement, dated as of May 12, 2011, among the Company, certain lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. as Syndication Agents, Barclays Bank PLC and Deutsche Bank Securities Inc. as Documentation Agents, and J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Book Managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: May 12, 2011	By:	/s/ Stuart G. Laws
		Name:	Stuart G. Laws
		Title:	Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

10.1	Five-Year Credit Agreement, dated as of May 12, 2011, among the Company, certain lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. as Syndication Agents, Barclays Bank PLC and Deutsche Bank Securities Inc. as Documentation Agents, and J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Book Managers.